As Filed with the Securities and Exchange Commission on October 24, 2001
                                                           Registration No. 333-

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 THE 3DO COMPANY
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

              Delaware                             94-3177293
   (State or other jurisdiction of    (I.R.S. Employer Identification Number)
    incorporation or organization)

                                100 Cardinal Way
                             Redwood City, CA 94063
                                 (650) 385-3000
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 James Alan Cook
             Executive Vice President, General Counsel and Secretary
                                100 Cardinal Way
                             Redwood City, CA 94063
                                 (650) 385-3000
--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                                Neil Wolff, Esq.
                               Yoichiro Taku, Esq.
                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                                   CALCULATION OF REGISTRATION FEE


                                                                 Proposed Maximum Aggregate    Proposed Maximum
          Title of Each Class of               Amount to be               Offering                Aggregate            Amount of
        Securities to be Registered             Registered           Price Per Share(1)       Offering Price(1)     Registration Fee
Common Stock, $0.01 par value                   2,416,162                  $2.35                $5,677,980.70          $1,419.50

------------------------------------------------------------------------------------------------------------------------------------

(1)       Estimated  solely for the purpose of calculating the  registration fee pursuant to Rule 457(c) under the Securities Act of
          1933 and was based on the average of the high and low prices of the common stock on the Nasdaq  National Market on October
          22, 2001 as reported by The Nasdaq Stock Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION  STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS  REGISTRATION  STATEMENT SHALL THEREAFTER
BECOME  EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED,  OR UNTIL THIS  REGISTRATION  STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

====================================================================================================================================

            The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              SUBJECT TO COMPLETION
                             DATED OCTOBER 24, 2001

PROSPECTUS

                                2,416,162 SHARES
                                  COMMON STOCK

                                 THE 3DO COMPANY
      -------------------------------------------------------------------

            This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to 2,416,162 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. The price to the public for the shares and the proceeds to the selling shareholder will depend upon the market price of such securities when sold.



      -------------------------------------------------------------------

                  SEE "RISK FACTORS" ON PAGE 3 FOR INFORMATION
                YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

      -------------------------------------------------------------------

            Our common stock is listed on the Nasdaq National Market under the symbol "THDO". On October 22, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $2.35 per share.

                      -------------------------------------

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     --------------------------------------


                   This Prospectus is dated October 24, 2001.

                                TABLE OF CONTENTS
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                                                                    PAGE
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT                      1
----------------------------------------------------------------- -----------
SUMMARY                                                               2
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THE 3DO COMPANY                                                       2
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RISK FACTORS                                                          3
----------------------------------------------------------------- -----------
USE OF PROCEEDS                                                       11
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SELLING SHAREHOLDERS                                                  11
----------------------------------------------------------------- -----------
PLAN OF DISTRIBUTION                                                  12
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LEGAL MATTERS                                                         13
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EXPERTS                                                               13
----------------------------------------------------------------- -----------
ADDITIONAL INFORMATION                                                13
----------------------------------------------------------------- -----------
INFORMATION INCORPORATED BY REFERENCE                                 14
----------------------------------------------------------------- -----------

                SPECIAL NOTE REGARDING FORWARDLOOKING STATEMENTS

         This prospectus, and the other documents we incorporate by reference into this prospectus, include forwardlooking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forwardlooking statements may sometimes be identified by words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions. Forwardlooking statements include, but are not limited to, those relating to the general direction of our business, including our ability to extend our brands across multiple genres and platforms; the timing of the introduction of some new products; our expectations regarding the number of new product releases for fiscal 2002; our expectations regarding the timing of the introduction of new platforms; our expectation that the introduction of new platforms will accelerate the video game cycle; our expectations regarding retailers preferences to stock sequels to successful brands, our expectations regarding the sufficiency of our cash reserves and of our future cash requirements; our expectations regarding cash flow from operations and our available credit facilities; our expectations regarding our ability to renew licensing agreements with our principal licensors, including Sony and Nintendo; our expectations regarding operating expenses; our expectations that as more advanced platforms are introduced, consumer demand for software for older platforms may decline; and our expectation that we have adequate legal defenses for legal actions arising out of the ordinary course of business and that the ultimate outcome of these actions will not have a material effect on our financial position, liquidity or results of the operations.

         Although we believe our plans, intentions and expectations reflected in these forwardlooking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forwardlooking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forwardlooking statements are set forth below under the heading "Risk Factors," beginning on page 3 of this prospectus, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10K and Quarterly Report on Form 10Q, and in other reports filed with the Securities and Exchange Commission. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition, and results of operations. You should not rely on these forwardlooking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forwardlooking statements.

                               PROSPECTUS SUMMARY

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus provides you with a general description of the securities to be offered under this registration statement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, if there is any, together with additional information described below under the heading "Where You Can Find More Information."

                                 THE 3DO COMPANY

         We are a leading developer and publisher of branded interactive entertainment software. We were incorporated in California in September 1991 and commenced operations in October 1991. In April 1993, we reorganized as a Delaware holding company and acquired an entity that had developed our hardware technology. We acquired Cyclone Studios in November 1995, Archetype Interactive Corporation in May 1996 and certain assets of New World Computing, Inc. in June 1996. We currently have an active subsidiary in the United Kingdom, 3DO Europe, Ltd.

         Our software products operate on several multimedia platforms including personal computers, the PlayStation game console, the PlayStation 2 computer entertainment system, the Nintendo 64 game system, the Nintendo Game Boy Color and Game Boy Advance handheld game systems, and the Internet. We are preparing to develop software for other next generation video game consoles. We plan to continue to extend our popular brands across multiple categories, or "genres," and platforms. These brands include Army Men, Heroes of Might and Magic, High Heat Baseball, and Might and Magic. We also plan to introduce new brands across multiple platforms including Jonny Moseley and Cubix. Our software products cover a variety of genres, including action, strategy, adventure/role playing, sports and family entertainment.

         We distribute our products through a broad variety of retail outlets, including mass merchants, warehouse club stores, computer and software retail chains and other specialty retailers. We sold our products to over 20,000 retail outlets in fiscal 2001. Our largest retail customers in fiscal 2001 were WalMart, Best Buy, Electronics Boutique, Babbage's, Toys "R" Us, Blockbuster Entertainment, Target, Sears, Jack of All Games and Kmart.

         Our software publishing revenues decreased to $82.8 million in fiscal 2001 from $122.2 million in fiscal 2000 and increased from $48.0 million in fiscal 1999. Our net loss was $77.0 million in fiscal 2001 compared to net income of $0.2 million in fiscal 2000 and a net loss of $13.2 million in fiscal 1999. Research and development costs increased to $48.9 million in fiscal 2001 from $34.3 million in fiscal 2000 and from $25.9 million in fiscal 1999. The change in net income during fiscal 2001 reflects the impact on revenue of a platform transition year and an increase in research and development as we prepared for the next generation of console systems. Our total assets were $66.6 million as of the end of fiscal 2001 compared with $97.8 million for fiscal 2000 and $40.5 million as of the end of fiscal 1999. In fiscal 2001, we released 35 new products compared to 31 new products in fiscal 2000 and 14 new products in 1999. New products consist of new brands, sequels and line extensions released on one or more platforms. We are planning to release 27 new products in fiscal 2002.

         Our experienced management team is led by Trip Hawkins, our founder, Chairman and Chief Executive Officer, who also founded Electronic Arts and served as its Chairman and Chief Executive Officer.

         Our executive offices are located at 100 Cardinal Way, Redwood City, California 94063 and our telephone number is (650) 385-3000. Our Web site is located at www.3do.com. Information contained on our Web site should not be considered part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our quarterly operating results frequently vary significantly due to factors, many of which are outside our control.

         We  have   experienced  and  expect  to  continue  to  experience  wide fluctuations in quarterly operating results as a result of a number of factors. We cannot control many of these factors, which include the following:

         o        market acceptance of our titles;

         o the timing and number of new video game consoles introduced and shipped to market, such as the PlayStation 2 computer entertainment system;

         o        the timing and number of new title introductions;

         o the mix of sales of higher and lower margin products in a quarter. We typically earn a higher gross margin on sales of games for the personal computer platform. Gross margins on sales of products for game console platforms are generally lower because of license fees payable to Sony and Nintendo and higher manufacturing costs for game cartridges for the Nintendo 64 console platform. Therefore, our gross margins in any period can be significantly affected by the mix of products we sell for the personal computer, Sony PlayStation and Nintendo 64 platforms;

         o        development   and   promotional   expenses   relating  to  the
                  introduction  of  new  titles,   sequels  or  enhancements  of
                  existing titles;

         o        product returns;

         o        changes in pricing policies by us and our competitors;

         o        the timing of orders from major  customers  and  distributors;
                  and

         o        delays in production and shipment.

         For these reasons, you should not rely on periodtoperiod comparisons of our financial results as indications of future results. Our future operating results could fall below the expectations of securities industry analysts or investors. Any such shortfall could result in a significant decline in the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

Our revenues could be significantly affected by many uncertain factors.

         There are many business and economic factors that could significantly affect our revenues, which include:

         o If new platform introductions are delayed, we could lose significant revenues. Our ability to sell our products depends on the timely introduction of platforms and their achievement of market acceptance. Delays in the introduction or limited availability of hardware have harmed our operating results and continued shortages of hardware pose serious uncertainty for our quarterly and fiscal year results;

         o Significant portions of our historical revenues have been derived from a limited number of brands, so a decline in a brand's popularity may seriously harm our revenues. If one or more of our brands were to lose their current popularity, our revenues and profits could be seriously harmed;

         o Historically, the anticipation or introduction of nextgeneration video game platforms has resulted in decreased sales of interactive entertainment software for existing platforms. Sony introduced its PlayStation 2 computer entertainment system in October 2000. Both Microsoft and Nintendo are expected to introduce the new XBox and Game Cube, respectively, in November 2001. Sales of our current products for the current Nintendo and Sony PlayStation have already been adversely affected and we expect this trend to continue until one or more new platforms achieves a widely installed base of consumers. Obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers;

         o If we do not create titles for new hardware platforms, our revenues will decline. The interactive entertainment software market and the personal computer and video game console industries in general have been affected by rapidly changing technology, which leads to software and platform obsolescence. Our titles have been developed primarily for multimedia personal computers and video game systems, including the Nintendo 64, Game Boy Advance, Game Boy Color, PlayStation video game consoles and the PlayStation 2 computer entertainment  system.  Our  software  designed  for  personal computers must maintain compatibility with new personal computers, their operating software and their hardware accessories. If we are unable to successfully adapt our software and develop new titles to function on various hardware platforms and operating systems, our business could be seriously harmed;

         o If our new product introductions are delayed, we could lose significant potential revenues. Most of our products have a relatively short life cycle and sell for a limited period of time after their initial release, usually less than one year. We depend on the timely introduction of successful new products, including enhancements of or sequels to existing products and conversions of previously released products to additional platforms, to replace declining net revenues from older products;

         o Our arrangements with retailers for published titles require us to accept returns for unsold titles or defects, or provide adjustments for markdowns. We establish a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates, and we recognize revenues net of returns. Our provision for sales returns and allowances was $8.1 million at September 30, 2001. If return rates or markdowns significantly exceed our estimates, our business could be seriously harmed. If our new products have defects, we could lose potential revenues and increase our costs;

         o Our contract manufacturers, Sony, Nintendo and JVC, may not have sufficient production capacity to satisfy our scheduling requirements during any period of sustained demand. If manufacturers do not supply us with finished titles on favorable terms without delays, our operations could be materially interrupted, and our business could be seriously harmed; and

         o If an economic slowdown in the United States leads to decreased consumer spending on entertainment products, our results could be adversely affected.

Our future capital needs are uncertain and we may not be able to satisfy them.

         On October 9, 2001 we raised $9.75 million in equity financing. We believe that existing sources of liquidity, anticipated funds from operations and the funds contemplated to be raised through the remainder of the year will satisfy our projected working capital requirements through the remainder of fiscal 2002. Our ability to maintain sufficient liquidity through the remainder of fiscal 2002 is particularly dependent on us achieving our projected sales forecasts in the period; on the continued availability of our line of credit with Foothill Capital Corporation and raising additional capital. If we need to raise additional capital, such capital may not be available on acceptable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short or longterm capital requirements, we may be required to curtail our operations significantly or to seek funds through arrangements with strategic partners or other parties that may require us to relinquish material rights to certain of our products, technologies or potential markets, or we may become insolvent.

Our sales are seasonal, and we depend on strong sales during the holiday season.

         Sales of our titles are seasonal. Our peak shipments typically occur in the fourth and first calendar quarters (our third and fourth fiscal quarters) as a result of increased demand during the yearend and after holiday season. If we do not achieve strong sales in the second half of each fiscal year, our fiscal year results would be adversely affected.

Our business depends on "hit" products, so if we fail to anticipate changing consumer preferences we could suffer declining revenues.

         Few interactive entertainment software products have achieved sustained market acceptance, with those "hits" accounting for a substantial portion of revenues in the industry. Our ability to develop a hit title depends on numerous factors beyond our control, including:

         o        critical reviews;

         o public tastes and preferences that change rapidly and are hard to predict;

         o the price and timing of new interactive entertainment titles released and distributed by us and our competitors;

         o        the   availability,   price  and  appeal  of  other  forms  of
                  entertainment; and

         o        rapidly changing consumer preferences and demographics.

         If we fail to accurately anticipate and promptly respond to these factors, our sales could decline. If we do not achieve adequate market acceptance of a title, we could be forced to accept substantial product returns or grant significant markdown allowances to maintain our relationships with retailers and our access to distribution channels.

If more mass merchants establish exclusive buying arrangements, or if one were to terminate its relationship with us, our sales and gross margin would be adversely impacted.

         Mass merchants have become the most important distribution channels for retail sales of interactive entertainment software. A number of these mass merchants, including WalMart, have entered into exclusive buying arrangements with other software developers or distributors, which prevent us from selling some of our products directly to that mass merchant. If the number of mass merchants entering into exclusive buying arrangements with software distributors were to increase, our ability to sell to those merchants would be restricted to selling through the exclusive distributor. Because we typically earn a lower gross margin on sales to distributors than on direct sales to retailers, this would have the effect of lowering our gross margin.

We rely on external developers for the development of many of our titles.

         While we develop the majority of our titles internally, many of our titles are developed by thirdparty developers. A delay in the work performed by the thirdparty developer may result in delay of our release of the affected product. The work by the thirdparty developers may not meet our quality standards, and, as a result, we may terminate the development contracts with some developers. Our hardware licensors (e.g. Sony and Nintendo) require that thirdparty developers obtain and maintain licensor authorization to develop games on our behalf that are compatible with the licensor's hardware platform; through no fault of 3DO, the developers' authorization to develop games for us may be terminated by the hardware licensor.

If we needed to write down prepaid royalties or capitalized development costs below the current recorded value, our results of operations could be adversely affected.

         We typically enter into agreements with licensors of properties and developers of titles that require advance payments of royalties and/or guaranteed minimum royalty payments. We cannot be assured that the sales of products for which such royalties are paid or guaranteed payments are made will be sufficient to cover the amount of these required payments. We capitalize our advances to developers on our balance sheet as a part of "prepaid royalties." We analyze our prepaid royalty costs quarterly, and we will take writeoffs when, based on our estimates, future individual product contribution will not be sufficient to recover our investment.

         We capitalize external use software costs once technological feasibility is established or if the development costs have an alternative future use. Amortization of capitalized software costs is recognized on a straightline basis over the estimated economic lives of the related products or the amount computed using the ratio of current gross revenues for a product to the total of current future revenues for that product, whichever is greater.

Industry competition is intensive and the retail shelf space is limited.

         The interactive entertainment software industry is intensely competitive and is characterized by the frequent introduction of new hardware systems and software products. Our competitors vary in size from small companies to very large corporations which have significantly greater financial, marketing and product development resources than us. Due to these greater resources, some of our competitors are better able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to third party software developers and licensors of desirable properties.

         Our competitors include the following:

         o Other publishers of interactive entertainment software for personal computer and video game consoles, including Acclaim, Activision, Eidos, Electronic Arts, Infogrames, Interplay, Lucas Arts, Take Two Interactive, Midway, Sega, and THQ.

         o Integrated video game console hardware/software companies such as Sony and Nintendo, who compete directly with us in the development of software titles for their respective platforms.

         o Large diversified entertainment or software companies, such as The Walt Disney Company or Microsoft, many of which own substantial libraries of available content and have substantially greater financial resources than us, who may decide to compete directly with us or to enter into exclusive relationships with our competitors.

         Retailers of our products typically have a limited amount of shelf space and promotional resources. Publishers of interactive entertainment software products compete intensely for high quality retail shelf space and promotional support from retailers. To the extent that the number of consumer software products increases, competition for shelf space may intensify and may require us to increase our marketing expenditures. Our business, financial condition and liquidity may be materially adversely affected if any of our significant customers terminate their relationship with us or significantly reduce the amount of business they do with us.

Our sales and accounts receivable are concentrated in a limited number of customers.

         During the second quarter of fiscal 2002, our top customer accounted for 10% or more of our total revenues and sales to our six largest customers accounted for approximately 50% of our revenues.

         Our sales are typically made on credit, with terms that vary depending upon the customer and the demand for the particular title being sold. We do not hold any collateral to secure payment by our customers. As a result, we are subject to credit risks, which are increased when our receivables represent sales to a limited number of retailers or distributors or are concentrated in foreign markets. Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses, and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of our products could result in reduced revenues and writeoffs of accounts receivable. If we are unable to collect on accounts receivable as they become due and such accounts are not covered by insurance, it could adversely affect our business, operating results and financial condition.

Sony and Nintendo can influence the number of games that we can publish as well as our gross margin and product introduction schedules.

         We depend heavily on nonexclusive licenses with Sony and Nintendo both for the right to publish titles for their platforms and for the manufacture of our software designed for use on their platforms. Our licenses with Sony and Nintendo require that we obtain their concept approval for each of the products that we would like to publish, as well as their approval of the completed games and all associated artwork and marketing materials. This approval process could cause a delay in our ability to release a new title and cause us to incur additional expenses to modify our products in order to obtain approval. As a result, the number of titles we are able to publish for these platforms may be limited or may be delayed from our originally planned release dates.

         Our license with Sony Computer Entertainment America ("SCEA") covering the publishing of PlayStation 2 titles in the United States and Canada is scheduled to expire in March 2003, while our license with SCEA covering the publishing of PlayStation titles in the United States, Canada and Mexico is scheduled to expire in March 2005. Our license with Sony Computer Entertainment Europe ("SCEE") covering the publishing of PlayStation 2 titles throughout Europe, Australia, New Zealand, and certain countries in Africa and the Middle East, is scheduled to expire in March 2003, while our license with SCEE covering the publishing of PlayStation titles in such countries and territories is scheduled to expire in December 2005. Our license with Nintendo for the publishing of N64 titles in the Western Hemisphere is scheduled to expire in May 2004. Our license with Nintendo for the publishing of N64 titles in the principal countries of Western Europe, Australia, New Zealand, South Africa, and certain countries in Eastern Europe is scheduled to expire in November 2002. Our license with Nintendo regarding the publishing of Game Boy Color titles in the Western Hemisphere is scheduled to expire in September 2002, and our license for the principal countries of Western Europe, Australia, New Zealand, South Africa, and certain countries in Eastern Europe is scheduled to expire in January 2003. Our license with Nintendo regarding the publishing of Game Boy Advance titles in the Western Hemisphere is scheduled to expire in May 2004. If any of these licenses were terminated or not renewed on acceptable terms, we would be unable to develop and publish software for these platforms and our business would be seriously harmed.

         Both Sony and Nintendo are the sole manufacturers of the titles we publish under licenses from them. Each platform license provides that the manufacturer may raise our costs for the titles at any time and grants the manufacturer substantial control over whether and when we can release new titles. The relatively long manufacturing and delivery cycle for cartridgebased titles for the Nintendo platform (from four to six weeks) requires us to accurately forecast retailer and consumer demand for our titles far in advance of expected sales. Nintendo cartridges are also more expensive to manufacture than CDROMs, resulting in greater inventory risks for those titles. Both Sony and Nintendo also publish software for their own platforms and also manufacture titles for all of their other licensees and may choose to give priority to their own titles or those of other publishers if they have insufficient manufacturing capacity or if there is increased demand.

If our international operations expand, we will encounter risks which could adversely affect our business.

         Our products are sold in international markets both directly and through licensees, primarily in Canada, the United Kingdom and other European countries, and to a lesser extent in Asia and Latin America. As a result of our current international sales and our international expansion, we will become increasingly subject to risks inherent in foreign trade, which can have a significant impact on our operating results. These risks include the following:

         o increased costs to develop foreign language versions of our products;

         o        increased credit risks and collection difficulties;

         o        tariffs and duties;

         o        increased risk of piracy;

         o        shipping delays;

         o        fluctuations in foreign currency exchange rates; and

         o        international political, regulatory and economic developments.

If Internetbased gameplay becomes popular, we would need to quickly develop products and establish a viable Internet business model to remain competitive.

         A number of software publishers have developed or are currently developing serverbased Internet games for use by consumers over the Internet. In September 2001, we released Jumpgate, a multiplayer game played over the Internet. If the Internet becomes a more popular venue for interactive software games, then we will need to both rapidly develop and release additional games for the Internet, and continue to refine our business model for Internetbased games to remain competitive.

         In December 1999, we were issued a patent which could allow us to create a new business model in Internet games and entertainment. However, in order to fully develop the patent's potential, investments will be required in research and development or to obtain rights to Internetrelated technologies. Without the required investment in research and development or without obtaining rights to technologies that would allow us to exploit our Internetrelated patent, we cannot be certain that we will be able to fully utilize the patent in a commercially successful manner. In addition, even if we are able to use the patent in connection with the development of new Internet games or other forms of interactive entertainment that are intended to be experienced through the Internet, the development of such products will require additional investment by us. We cannot be certain that such products will be commercially successful, nor can we even be certain that our investment in developing and marketing such products will be recouped by our sales or licenses of such products.

We depend on our key personnel and our ability to hire additional qualified personnel.

         Our success is largely dependent on the personal efforts of certain personnel, especially Trip Hawkins, the Company's CEO. Our success is also dependent upon our ability to hire and retain additional qualified operating, marketing, technical and financial personnel. We rely heavily on our own internal development studios to develop the majority of our products. The loss of any key developers or groups of developers may delay the release of our products. Competition for personnel is intense, especially in the San Francisco Bay Area where we maintain our headquarters, and we cannot be certain that we will successfully attract and retain additional qualified personnel.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our expenses.

         California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

         Furthermore, the partial deregulation of the energy industry instituted in 1996 by the California government has caused power prices to increase. Under deregulation, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have skyrocketed over the past year. If wholesale prices continue to increase, our operating expenses will likely increase, as the majority of our facilities are located in California.

Our business could be adversely affected by the illegal copying of our software or by infringement claims brought by or against us.

         Although we use copyprotection devices, an unauthorized person may be able to copy our software or otherwise obtain and use our proprietary information. If a significant amount of illegal copying of software published or distributed by us occurs, our product sales could be adversely impacted.

         Although we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, we cannot be certain that claims of infringement will not be made. Any such claims, with or without merit, can be time consuming and expensive to defend

Rating systems for interactive entertainment software, government censorship or retailer resistance to violent games could inhibit our sales or increase our costs.

         The home video game industry requires interactive entertainment software publishers to identify products within defined rating categories and communicating the ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product's rating. If we do not comply with these requirements, it could delay our product introductions and require us to remove products from the market.

         Legislation is currently pending at both the federal and state level in the United States and in certain foreign jurisdictions to establish mandatory video game rating systems. Mandatory governmentimposed interactive entertainment software products rating systems may eventually be adopted in many countries, including the United States. Due to the uncertainties inherent in the implementation of such rating systems, confusion in the marketplace may occur and publishers may be required to modify or remove products from the market. However, we are unable to predict what effect, if any, such rating systems would have on our business.

         Many foreign countries have laws which permit governmental entities to censor the content of certain works, including interactive entertainment software. As a result, we may be required to modify some of our products or remove them from the market which could result in additional expense and loss of revenues.

         Certain retailers have in the past declined to stock some software products because they believed that the content of the packaging artwork or the products would be offensive to the retailer's customer base. Although such actions have not yet affected us, we cannot be certain that our distributors or retailers will not take such actions in the future.

The market price of our common stock may be volatile.

         Disclosures of our operating results (particularly if below the estimates of securities industry analysts), announcements of various events by us or our competitors, and the development and marketing of new titles affecting the interactive entertainment software industry, as well as other factors, may cause the market price of our common stock to change significantly over short periods of time.

Future acquisitions may strain our operations and antitakeover provisions may prevent an acquisition.

         We have acquired various properties and businesses, and we intend to continue to pursue opportunities by making selective acquisitions consistent with our business strategy, although we may not make any more acquisitions. The failure to adequately address the financial and operational risks raised by acquisitions of technology and businesses could harm our business.

         Financial risks related to acquisitions include the following:

         o        potentially dilutive issuances of equity securities;

         o        use of cash resources;

         o        the incurrence of additional debt and contingent liabilities;

         o        large writeoffs; and

         o amortization expenses related to goodwill and other intangible assets.

         Acquisitions also involve operational risks, including:

         o difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company; diversion of management's attention from other business concerns;

         o impairment of relationships with our retailers, distributors, licensors and suppliers;

         o inability to maintain uniform standards, controls, procedures and policies;

         o entrance into markets in which we have no direct prior experience; and

         o        loss of key employees of the acquired company.

         Antitakeover provisions may prevent an acquisition. Provisions of our Amended and Restated Certificate of Incorporation, Bylaws, Delaware law and the significant ownership of common stock by Trip Hawkins, our Chairman and Chief Executive Officer, could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to our stockholders.


                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. All of such proceeds will be received by the selling shareholders.


                              SELLING SHAREHOLDERS


        The following table sets forth the selling shareholders' beneficial ownership of the shares offered pursuant to this prospectus and assumes that the selling shareholders will sell all of the shares offered under this prospectus. We are unable to determine the exact number of shares that will actually be sold.

        Mr. Michael Marks acquired his shares from a private financing on October 31, 2000. The other selling shareholders acquired their shares from us through a private financing on October 9, 2001. Each selling shareholder has not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of shares of our common stock.

                                                   Shares Beneficially
         Name of Selling Shareholders               Owned Prior to the             Shares Being             Shares Beneficially
                                                        Offering                     Offered              Owned After the Offering
------------------------------------------------------------------------------------------------------ -----------------------------
Michael Marks                                             1,616,162                  1,616,162                        0
------------------------------------------------------------------------------------------------------ -----------------------------
Double V Partners International, Ltd.                        88,351                     88,351                        0
------------------------------------------------------------------------------------------------------ -----------------------------
Double V Partners, L.P.                                      11,649                     11,649                        0
------------------------------------------------ ------------------------------ ---------------------- -----------------------------
Ermitage Selz Fund Limited                                  220,000                    220,000                        0
------------------------------------------------ ------------------------------ ---------------------- -----------------------------
GAM Selection Investment Inc.                               120,000                    120,000                        0
------------------------------------------------ ------------------------------ ---------------------- -----------------------------
Getty Images 2001 GRAT                                      250,000                    250,000                        0
------------------------------------------------ ------------------------------ ---------------------- -----------------------------
Karnak Partners L.P.                                        110,000                    110,000                        0
------------------------------------------------ ------------------------------ ---------------------- -----------------------------
TOTAL                                                     2,416,162                  2,416,162                        0
------------------------------------------------ ------------------------------ ---------------------- -----------------------------

                              PLAN OF DISTRIBUTION

         The shares of common stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The selling shareholders will act independently of the Company in making decisions with respect to their respective sales of the shares.

         The selling shareholders may offer the shares at various times in one or both of the following transactions:

         o through brokers or dealers, acting as principal or agent, in transactions on the NASDAQ National Market or on stock exchanges in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at price related to such prevailing market prices, at negotiated prices or otherwise; and/or

         o directly, or indirectly through brokers or agents, in private sales at negotiated prices.

         This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

         In connection with the distribution of the shares or otherwise, the selling shareholders may:

         o enter into hedging transactions with broker-dealers or other financial institutions; in connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholder;

         o sell common stock short and redeliver the shares to close out such short positions; and/or

         o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the shares. Those broker-dealers or other financial institutions may resell the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

         The selling shareholders may from time to time transfer shares to a donee, successor or other person other than for value, and such transfers will not be made pursuant to this prospectus. To the extent permitted by applicable law, this prospectus covers sales by such transferee. We may in our discretion supplement or amend this prospectus to include such transferee as an additional named selling shareholder.

         In effecting sales of the shares, brokers or dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from a selling shareholder and may receive a commission from the purchasers of the shares for whom such broker-dealers may act as agents, all in amounts to be negotiated.

         The selling shareholders and all dealers or agents, if any, who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profit on the sale of such shares by such shareholder, and all discounts, commissions or concessions received by such dealers or agents, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Upon being notified by the selling shareholders that any agreement or arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law we will distribute a supplement to this prospectus.

         Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

         We have agreed to bear the expenses of registration of the shares and other costs and expenses incurred by the selling shareholders in connection with this registration statement. However, we will not pay any discounts, commissions or fees of selling brokers or similar securities industry professionals and any fees and expenses of counsel and accountants for the selling shareholders.


                                  LEGAL MATTERS

         The validity of the common stock in this offering will be passed upon for us by James Alan Cook, the Company's general counsel.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2001, have been so incorporated in reliance on the report of Pricewaterhouse Coopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The financial statements of the 3DO Company as of March 31, 2000, and for each of the years in the two-year period ended March 31, 2000, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits filed with them. Statements in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statements, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statements without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statements by writing to the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information that we file with them. This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.


         We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

         o Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

         o Our proxy statement filed on July 31, 2001 relating to the 2001 Annual Meeting of Stockholders held on September 19, 2001

         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001; and

         o        Amended Quarterly Report on 10-Q/A filed June 7, 2001.

         All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to The 3DO Company, 100 Cardinal Way, Redwood City, California 94063, Attention: Investor Relations, telephone number
(650) 385-3000.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, NASD filing fee and Nasdaq National Market fee.

SEC registration fee.................................................  $ 1,419.5
Legal fees and expenses..............................................  $10,000.0
Accounting fees and expenses.........................................  $10,500.0
Miscellaneous expenses...............................................  $   600.0
                                                                       ---------
   Total.............................................................  $22,519.5
                                                                       ---------




Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintains insurance for its officers, directors, employees and agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

Item 16. Exhibits and Financial Statement Schedules

         (a) Exhibits

  Exhibit
  Number
  ------

     5.1   Opinion of James A. Cook, General Counsel
    23.1   Consent of PricewaterhouseCoopers LLP, independent accountants
    23.2   Consent of KPMG LLP
    23.3 Consent of James A. Cook, Executive Vice President, General Counsel and Secretary (see exhibit 5.1)


Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (a)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act,

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 24th day of October, 2001.

                                THE 3DO COMPANY


                                By:    /s/ Kathleen R. McElwee
                                       -----------------------------------------
                                       Kathleen R. McElwee
                                       Executive Vice President,
                                       Chief Financial Officer

         Pursuant to the  requirements of the Securities Act, this  Registration
Statement has been signed by the following  persons in the capacities and on the dates indicated:
            Signature                                    Title                      Date
            ---------                                    -----                      ----
By: /s/ William M. Hawkins, III             Chief Executive Officer and
    ---------------------------------       Chairman of the Board               October 24, 2001
     William M. Hawkins, III                (Principal Executive Officer)

By: /s/ Kathleen R. McElwee                 Executive Vice President
    ---------------------------------       Chief Financial Officer             October 24, 2001
       Kathleen R. McElwee                  (Principal Financial Officer)

By: /s/ William A. Hall
    ---------------------------------       Director                            October 24, 2001
         William A. Hall

By: /s/ H. William Jesse, Jr.
    ---------------------------------       Director                            October 24, 2001
       H. William Jesse, Jr.


EXHIBIT INDEX


Exhibit
Number
------

 5.1 Opinion of James A. Cook, General Counsel

23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2 Consent of KPMG LLP

23.3 Consent of James A. Cook, Executive Vice President and General Counsel (see exhibit 5.1)